Exhibit 99.3

VERTICAL DATA INC.

SHARES ADJUSTMENT LETTER AGREEMENT

September 5, 2025

AASD Investments LLC, [Personal information omitted]

Attention:

Re: AASD Investments LLC (Deven Soni) - Common Stock Purchase Agreement - 05.03.2024 dated 05.03.2024

Ladies and Gentlemen:

Reference is hereby made to the AASD Investments LLC (Deven Soni) - Common Stock Purchase Agreement - 05.03.2024 dated 05.03.2024 (the “Agreement”) between Vertical Data, Inc. (the “Company”) and AASD Investments LLC (“Consultant”) relating to, among other matters, the engagement of Consultant to perform certain services for the Company.

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. The Company and Consultant may hereinafter be referred to as the “Parties.” The Company and Consultant acknowledge that:

1. The Company and Consultant entered into the Agreement, pursuant to which Consultant was engaged to perform [certain services] for the Company and, in connection therewith, the Company issued 10,500,000 shares of the Company’s common stock to the Consultant (the “Consultant Shares”).

2. The Company and Consultant now mutually desire for the Consultant Shares to be adjusted, as the Consultant only partially performed the services described in the Agreement, and accordingly the Parties agree that only a portion of the Consultant Shares shall remain outstanding, with the balance to be cancelled.

The Company and Consultant, therefore, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree to the cancellation of Consultant Shares.

1. Cancellation of Consultant Shares. The Company and Consultant mutually agree to the cancellation of 8,715,000 Consultant Shares. Following such cancellation, the Consultant will retain 1,785,000 Consultant Shares. Consultant hereby agrees to execute all such documents and take all such steps as may be reasonably required to effect such cancellation of the denoted Consultant Shares.

2. Governing Law; Venue. This letter shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles thereof. Any disputes shall be exclusively resolved in the Eighth Judicial District Court of Nevada, Clark County, or the United States District Court for the District of Nevada.

3. Voluntary Lockup; The Consultant agrees that all remaining Consultant Shares held by the Consultant after the cancellation described herein shall continue to be subject to the terms and conditions of the Lock-Up Agreement as set forth in the original Consulting Agreement, with no modifications or amendments to the duration, restrictions, or obligations contained therein.

4. Headings. The headings contained herein are for convenience only and shall not affect the interpretation of this letter.

5. Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

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In acknowledgement of that foregoing correctly sets forth our understanding, please sign the in space provided below, whereupon the Engagement Letter shall be updated as provided hereby.

THE COMPANY:	THE CONSULTANT:
VERTICAL DATA INC	AASD Investments LLC
By: /s/ Chris Creatura	By: /s/ Deven Soni
Name: Chris Creatura	Name: Deven Soni
Title: CFO	Title: Managing director

VERTICAL DATA INC.

STOCK OPTION ADJUSTMENT LETTER

September 5, 2025

Deven Soni

Attention:

Re: Deven Soni - Stock Option Notice - ISO-0001-070124 & ISO-0002-010125 dated 07.01.2024 & 01.01.2025

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Option Notice (Grant No. ISO-0001-070124, dated 07.01.2024 & ISO-0002-010125 dated 01.01.2025) issued under the Vertical Data Inc. 2024 Incentive Plan (the “Plan”) to Deven Soni (the “Optionee”).

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. The Company and Consultant may hereinafter be referred to as the “Parties.” The Company and Consultant acknowledge that:

1. Pursuant to the Stock Option Notice, the Company granted the Optionee the right to purchase 1,620,000 shares of the Company's common stock (the "Optioned Shares"), subject to the terms and conditions of the Plan and the Stock Option Notice.

2. The Optionee has exercised his option to purchase 675,000 shares of the Company's common stock.

3. The Optionee has only partially performed the services contemplated at the time of such grant, and accordingly the Parties mutually desire to adjust the Optioned Shares to reflect such partial performance.

The Company and Optionee, therefore, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree to the cancellation of Consultant Shares.

1. Cancellation of Options. The Company and Optionee mutually agree to the cancellation of 784,350 Options previously granted under the Stock Option Notice. Following such cancellation, the Optionee will retain 160,650 Options. Optionee agrees to execute all such documents and take all such steps as may be reasonably required to effect such cancellation.

2. Governing Law; Venue. This letter shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles thereof. Any disputes shall be exclusively resolved in the Eighth Judicial District Court of Nevada, Clark County, or the United States District Court for the District of Nevada.

3. Continuing Effect of Plan. All remaining Options retained by the Optionee shall remain subject to the terms and conditions of the Plan and the Stock Option Notice, without modification.

4. Headings. The headings contained herein are for convenience only and shall not affect the interpretation of this letter.

5. Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

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In acknowledgement of that foregoing correctly sets forth our understanding, please sign the in space provided below, whereupon the Engagement Letter shall be updated as provided hereby.

THE COMPANY:	THE OPTIONEE:
VERTICAL DATA INC	DEVEN SONI
By: /s/ Chris Creatura	By: /s/ Deven Soni
Name: Chris Creatura	Name: Deven Soni
Title: CFO	Email: [Personal information omitted]